Exhibit 10.70

AMENDMENT OF STOCK OPTION AGREEMENT

This Amendment of Stock Option Agreement (this “Agreement”) is made and entered into as of                             , 2010 (the “Effective Date”) between The Inventure Group, Inc., a Delaware corporation (the “Company”), and                      (“Optionee”) of certain Stock Option Agreement(s) identified below (collectively, the “Award Agreement(s)”) under the Company’s 2005 Equity Incentive Plan (as amended, the “Plan”):

Name of Optionee	Grant Date	Vesting Start Date	ISO/NQSO	No. Shares	Exercise Price

[to be completed]

WHEREAS, the Plan provides that the Board has discretion to accelerate vesting by providing for acceleration in the Award Agreement at the time of grant, or thereafter, upon the effectiveness of a change of control of the Company as defined in such Award Agreement;

WHEREAS, the Award Agreement(s) are either silent about acceleration, or simply restate the Plan provision that the Board has discretion to accelerate vesting;

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Award Agreement(s) to provide for (a) automatic single trigger acceleration of vesting in the event of a Change of Control and (b) payment of the same consideration per share received by holders of the Company’s Common Stock in connection with such Change of Control upon exercise of options evidenced by the Award Agreements following acceleration;

WHEREAS, Optionee desires to accept such amendment;

NOW, THEREFORE, for good and valuable consideration, including the foregoing and, if applicable, the continued employment of Optionee by the Company, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Capitalized Terms.  Capitalized Terms used but not defined herein shall have the meanings set forth in the Award Agreement(s) and the Plan.

2.             Amendment to Award Agreement(s).  The following provision is hereby added to the Award Agreement(s) (the “Amendment”):

“Accelerated Vesting on Change of Control.  One hundred percent (100%) of that portion of this option that remains unvested will become vested in the event that a Change of Control occurs if the Optionee is employed by the Company at the time of the Change of Control, except to the extent that such acceleration would cause a “280G Event”, as defined below.  To the extent vested but unexercised options evidenced by this Agreement are exercised by Optionee following acceleration, for each share of capital stock issuable to Optionee in connection with such exercise, Optionee shall receive the same consideration per share (in kind and value) received or retained, as applicable, by holders of the Company’s Common Stock in connection with the Change of Control.

(a)           “Change of Control” means the consummation of any of the following:

(i)            Any transaction or series of transactions, whereby any person (as that term is used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as that term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than eighty percent (80%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; provided, that for purposes of this paragraph, the term “person” shall exclude (A)  a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary, (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership in the Company, and (C) any such person in connection with a Non-Control Transaction defined below;

(ii)           Other than a Non-Control Transaction, any merger, consolidation, or any other corporate reorganization of the Company pursuant to which shares of Stock would be converted into cash, securities, or other property (other than a merger, consolidation or other reorganization with a wholly owned Subsidiary), if more than eighty percent (80%) of the combined voting power of the continuing or surviving entity’s securities entitled to vote in the election of directors outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization;

(iii)          The sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Company (other than a sale, exchange, transfer or other disposition to one or more Subsidiaries, or under conditions that would constitute a Non-Control Transaction), provided that such assets represent at least eighty percent (80%) of the Company’s consolidated revenue for the preceding twelve months and at least eighty percent (80%) of the Company’s consolidated net income for the preceding twelve months; or

(iv)                              The liquidation or dissolution of the Company.

A “Non-Control Transaction” means any transaction the sole purpose of which is to change the jurisdiction of incorporation of the Company or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(b)           “280G Event” means any payment on account of acceleration under this Agreement to the extent that such payment or portion thereof made in accordance with this Agreement, when considered in combination with any other “payments in the nature of compensation contingent on a change in the ownership or control” of the Company (as defined in Section 280G of the Internal Revenue Code and the regulations adopted thereunder) payable to or for the benefit of the Optionee under this Agreement, or under any other bonus plan, agreement or arrangement, shall exceed the maximum amount which the Company may pay without loss of deduction under Section 280G of the Internal Revenue Code or which the Optioneee may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code.  Nothing in this provision, however, is intended to imply that the benefits contemplated by this Agreement in fact constitute “payments in the nature of compensation contingent on a change in the ownership or effective control” of the Company, the nature of and the amount of which, either solely or in combination with any other benefits, would exceed amounts that the Company may pay without loss of deduction under Section 280G of the Internal Revenue Code or which the Optionee may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code.

3.             References to Award Agreement(s).  From and after the execution of this Agreement, all references in the Award Agreement(s) to “this Agreement,” “hereof,” “herein” and similar terms shall mean and refer to the Award Agreement(s) as amended by the Amendment, and all references in other documents to the Award Agreement(s) shall mean the Award Agreement(s) as amended by the Amendment.  The Award Agreement(s) as amended by the Amendment shall not be modified, supplemented or terminated in any manner whatsoever except in accordance with the Plan and the Award Agreement(s).

4.             Ratification and Confirmation.  The Award Agreement(s) are hereby ratified and confirmed and, except as modified herein, remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the day and year first above written.

THE COMPANY:	OPTIONEE:

THE INVENTURE GROUP, INC.

By:	Signature:
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